As filed with the Securities and Exchange Commission on March 31, 2005

Registration No. 333-_________

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under
THE SECURITIES ACT OF 1933

GOODRICH CORPORATION

(Exact Name of Registrant as Specified in its Charter)

NEW YORK	34-0252680
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

Four Coliseum Centre
2730 West Tyvola Road
Charlotte, North Carolina 28217
(Address of Principal Executive Offices) (Zip Code)

GOODRICH CORPORATION OUTSIDE DIRECTOR DEFERRAL PLAN
(Full Title of the Plan)

Sally L. Geib, Esq.
Vice President, Associate General Counsel and Secretary
Goodrich Corporation
Four Coliseum Centre
2730 West Tyvola Road
Charlotte, North Carolina 28217
(Name and Address of Agent for Service)

(704) 423-7000
(Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Kenneth L. Wagner, Esq.
Principal Counsel and Assistant Secretary
Goodrich Corporation
Four Coliseum Centre
2730 West Tyvola Road
Charlotte, North Carolina 28217
(704) 423-7000

CALCULATION OF REGISTRATION FEE

Title of Each Class	Amount to be	Proposed Maximum	Proposed Maximum	Amount of
of Securities to	Registered (1)	Offering Price per	Aggregate	Registration
be Registered		Share (2)	Offering Price (2)	Fee (2)
Common Stock, par value $5.00 per share (3)	100,000 shares	$38.43	$3,843,000	$452.32

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers an indeterminate number of additional shares of Common Stock with respect to the shares registered hereunder in the event of a stock split, stock dividend or similar transaction.

(2) Pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act of 1933, the proposed maximum offering price per share and the registration fee are based on the reported average of the high and low trade prices of the Common Stock on the New York Stock Exchange on March 29, 2005.

(3) Each share of Common Stock carries with it one junior preferred share purchase right.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

     *Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation Of Documents By Reference.

     The following documents filed by the registrant with the Securities and Exchange Commission are hereby incorporated by reference:

     (a) The registrant’s Annual Report on Form 10-K for the year ended December 31, 2004;

     (b) The description of the registrant’s Common Stock contained in the registrant’s Registration Statement on Form 8-A/A filed August 11, 2003, including any amendment or report filed for the purpose of updating such description; and

     (c) The description of the registrant’s Junior Participating Preferred Stock, Series F, contained in the registrant’s Registration Statement on Form 8-A filed June 19, 1997, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that such statement is modified or superseded by a subsequently filed document which also is or is deemed to be incorporated by reference herein. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description Of Securities.

     Not applicable.

Item 5. Interests Of Named Experts And Counsel.

     Kenneth L. Wagner, Principal Counsel and Assistant Secretary of the registrant, will pass upon the validity of the Common Stock to be issued pursuant to the Goodrich Corporation Outside Director Deferral Plan. Mr. Wagner is an employee and shareholder of the registrant.

Item 6. Indemnification Of Directors And Officers.

         Under the registrant’s Restated Certificate of Incorporation, no member of the registrant’s Board of Directors will have any personal liability to it or the registrant’s shareholders for damages for any breach of duty in such capacity, unless (a) such liability was for an act or omission prior to the adoption of these provisions of the Restated Certificate of Incorporation or (b) a judgment or other final adjudication adverse to the director establishes that (i) his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled or (iii) his acts violated section 719 of the New York Business Corporation Law (generally relating to the improper declaration of dividends, improper purchases of shares, improper distribution of assets after dissolution, or making improper loans to directors contrary to specified statutory provisions). Reference is made to Article TWELFTH of the Restated Certificate of Incorporation filed as Exhibit 4(a) to this Registration Statement.

         Under the registrant’s bylaws, the registrant agrees to indemnify its directors and officers and every other person whom it may indemnify under the indemnification provisions for directors and officers of the New York Business Corporation Law. In addition, the bylaws provide that any person who is made, or threatened to be made, a party to or involved in an action, suit or proceeding by reason of the fact that he or his testator or intestate is or was (or agreed to become) a director or officer of the registrant or is or was (or agreed to serve) any other entity in any capacity will be indemnified by the registrant unless a final judgment establishes that the director or officer (i) acted in bad faith or was deliberately dishonest and such bad faith or dishonesty was material to the matter adjudicated or (ii) gained a financial profit or other advantage to which he was not legally entitled. The bylaws provide that the indemnification rights will be deemed to be “contract rights” and continue after a person ceases to be a director or officer or after rescission or modification of the bylaws with respect to prior occurring events. They also provide directors and officers with the benefit of any additional indemnification that may be permitted by later amendment to the New York Business Corporation Law. The bylaws further provide for advancement of expenses and specify procedures in seeking and obtaining indemnification. Reference is made to Article VI of the bylaws filed as Exhibit 4(b) to this Registration Statement.

         The registrant has insurance to indemnify its directors and officers, within the limits of its insurance policies, for those liabilities in respect of which indemnification insurance is permitted under the laws of the State of New York. The registrant has also entered into indemnification agreements with its officers and directors that specify the terms of its indemnification obligations. In general, these indemnification agreements provide that the registrant will indemnify its officers and directors to the fullest extent now permitted under current law and to the extent that the law is amended to increase the scope of permitted indemnification. They also provide for the advance payment of expenses to a director or officer incurred in an indemnifiable claim, subject to repayment if it is later determined that the director or officer was not entitled to be indemnified. Under these agreements the registrant agrees to reimburse the director or officer for any expenses that he incurs in seeking to enforce his rights under the indemnification agreement, and the registrant has the opportunity to participate in the defense of any indemnifiable claims against the director or officer.

         Reference is made to Sections 721-726 of the New York Business Corporation Law, which are summarized below.

         Section 721 of the New York Business Corporation Law provides that indemnification pursuant to the New York Business Corporation Law will not be deemed exclusive of other indemnification rights to which a director or officer may be entitled, provided that no indemnification may be made if a judgment or other final adjudication adverse to the director or officer establishes that (i) his acts were committed in bad faith or were the result of active and deliberate dishonesty, and, in either case, were material to the cause of action so adjudicated, or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

         Section 722(a) of the New York Business Corporation Law provides that a corporation may indemnify a person made, or threatened to be made, a party to any civil or criminal action or proceeding, other than an action by or in the right of the corporation to procure judgment in its favor but including an action by or in the right of any other corporation or entity which any director or officer served in any capacity at the request of the corporation, by reason of the fact that he or his testator or intestate was a director or officer of the corporation or served such other entity in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service to any other entity, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful. With respect to actions by or in the right of the corporation to procure judgment in its favor, Section 722(c) of the New York Business Corporation Law provides that a person who is or was a director or officer of the corporation or who is or was serving as a director or officer of any other corporation or entity may be indemnified only against amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense or settlement of such an action, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service to any other entity, not opposed to, the best interests of the corporation and that no indemnification may be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless and to the extent an appropriate court determines that the person is fairly and reasonably entitled to partial or full indemnification.

         Section 723 of the New York Business Corporation Law specifies the manner in which the corporation may authorize payment of such indemnification. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification may be made by the corporation only if authorized by any of the corporate actions set forth in Section 723 (unless the corporation has provided for indemnification in some other manner as otherwise permitted by Section 721 of the New York Business Corporation Law).

         Section 724 of the New York Business Corporation Law provides that upon proper application by a director or officer, indemnification shall be awarded by a court to the extent authorized under Sections 722 and 723 of the New York Business Corporation Law.

         Section 725 of the New York Business Corporation Law contains certain other miscellaneous provisions affecting the indemnification of directors and officers, including provision for the return of amounts paid as indemnification if any such person is ultimately found not to be entitled to the indemnification.

         Section 726 of the New York Business Corporation Law authorizes the purchase and maintenance of insurance to indemnify (1) a corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the above sections, (2) directors and officers in instances in which they may be indemnified by a corporation under such sections, and (3) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such sections, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.

Item 7. Exemption From Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     The following exhibits are filed as part of this registration statement:

4(a)	Restated Certificate of Incorporation of Goodrich Corporation, as amended, filed as Exhibit 4(a) to Goodrich Corporation’s Registration Statement on Form S-3 (File No. 333-98165), is incorporated herein by reference.

4(b)	By-Laws of Goodrich Corporation, as amended, filed as Exhibit 4(b) to Goodrich Corporation’s Registration Statement on Form S-3 (File No. 333-98165), is incorporated herein by reference.

4(c)	Rights Agreement, dated as of June 2, 1997, between Goodrich Corporation and The Bank of New York which includes the form of Certificate of Amendment setting forth the terms of the Junior Participating Preferred Stock, Series F, par value $1 per share, as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C, which was filed as Exhibit 1 to Goodrich Corporation’s Registration Statement on Form 8-A filed June 19, 1997, is incorporated herein by reference.

5	Opinion of Kenneth L. Wagner, Esq., Principal Counsel and Assistant Secretary of Goodrich Corporation, as to the legality of the Common Stock being registered.

10	Goodrich Corporation Outside Director Deferral Plan, which was filed as Exhibit 10(MM) to Goodrich Corporation’s Annual Report on Form 10-K for the year ended December 31, 2004, is incorporated herein by reference.

23(a)	Consent of Independent Registered Public Accounting Firm – Ernst & Young LLP.

23(b)	Consent of Kenneth L. Wagner, Esq. (contained in his opinion filed as Exhibit 5).

24	Power of Attorney.

Item 9. Undertakings.

     (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on this 31st day of March, 2005.

GOODRICH CORPORATION

By	/s/ Ulrich Schmidt
Ulrich Schmidt
Executive Vice President and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below on March 31, 2005 by the following persons in the capacities indicated.

Name	Title
/s/ Marshall O. Larsen*
Chairman, President and
Marshall O. Larsen	Chief Executive Officer and Director
(Principal Executive Officer)

/s/ Ulrich Schmidt
Executive Vice President and
Ulrich Schmidt	Chief Financial Officer
(Principal Financial Officer)

/s/ Scott E. Kuechle *
Vice President and Controller
Scott E. Kuechle	(Principal Accounting Officer)

/s/ Diane C. Creel *
Director
Diane C. Creel

/s/ George A. Davidson, Jr. *
Director
George A. Davidson, Jr.

Name	Title
/s/ Harris E. DeLoach, Jr. *
Director
Harris E. DeLoach, Jr.

/s/ James J. Glasser *
Director
James J. Glasser

/s/ James W. Griffith *
Director
James W. Griffith

/s/ William R. Holland *
Director
William R. Holland

/s/ Douglas E. Oleson *
Director
Douglas E. Oleson

/s/ Alfred M. Rankin, Jr. *
Director
Alfred M. Rankin, Jr.

/s/ James R. Wilson *
Director
James R. Wilson

/s/ A. Thomas Young *
Director
A. Thomas Young

* The undersigned, as attorney-in-fact, does hereby sign this Registration
Statement on behalf of each of the officers and directors indicated above.

/s/ Kenneth L. Wagner

Kenneth L. Wagner

Exhibit Index

4(a)	Restated Certificate of Incorporation of Goodrich Corporation, as amended, filed as Exhibit 4(a) to Goodrich Corporation’s Registration Statement on Form S-3 (File No. 333-98165), is incorporated herein by reference.

4(b)	By-Laws of Goodrich Corporation, as amended, filed as Exhibit 4(b) to Goodrich Corporation’s Registration Statement on Form S-3 (File No. 333-98165), is incorporated herein by reference.

4(c)	Rights Agreement, dated as of June 2, 1997, between Goodrich Corporation and The Bank of New York which includes the form of Certificate of Amendment setting forth the terms of the Junior Participating Preferred Stock, Series F, par value $1 per share, as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C, which was filed as Exhibit 1 to Goodrich Corporation’s Registration Statement on Form 8-A filed June 19, 1997, is incorporated herein by reference.

5	Opinion of Kenneth L. Wagner, Esq., Principal Counsel and Assistant Secretary of Goodrich Corporation, as to the legality of the Common Stock being registered.

10	Goodrich Corporation Outside Director Deferral Plan, which was filed as Exhibit 10(MM) to Goodrich Corporation’s Annual Report on Form 10-K for the year ended December 31, 2004, is incorporated herein by reference.

23(a)	Consent of Independent Registered Public Accounting Firm – Ernst & Young LLP.

23(b)	Consent of Kenneth L. Wagner, Esq. (contained in his opinion filed as Exhibit 5).

24	Power of Attorney.